Exhibit 99.1

For Immediate Release

Contact:	C. Steven Sjogren, Chairman, President and CEO
(847) 398-0990

Ben Franklin Financial, Inc. Announces Completion of Subscription Offering and Extension of Community Offering

Arlington Heights, IL, December 17, 2014 – Ben Franklin Financial, Inc. (the “Company”), the proposed stock holding company for Ben Franklin Bank of Illinois, today announced the completion of the subscription offering in connection with the mutual-to-stock conversion of Ben Franklin Financial, MHC. The subscription offering was open only to eligible depositors of Ben Franklin Bank of Illinois. The Company also announced that it has extended the community offering. The Company reserves the right to close the community offering at any time in its discretion.

The stock offering is being conducted pursuant to the Plan of Conversion and Reorganization (the “Plan”), and the other terms and conditions outlined in the Company’s prospectus dated November 12, 2014. Completion of the conversion of Ben Franklin Financial, MHC and related stock offering remains subject to approval of the Plan by the members of Ben Franklin Financial, MHC and the stockholders of Ben Franklin Financial, Inc. at their respective special meetings to be held on December 22, 2014, confirmation of the Company’s existing independent appraisal and receipt of final regulatory approvals.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Ben Franklin Financial, Inc. and Ben Franklin Bank of Illinois are engaged.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the Company are not savings accounts or savings deposits, may lose value, and are not insured by the Federal Deposit Insurance Corporation or any other government agency.